Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

FIRST BUSEY CORPORATION,

FBC ACQUISITION LLC

AND

HERGET FINANCIAL CORP.

SEPTEMBER 25, 2014

INDEX OF DEFINED TERMS

Acquiror	1
Acquiror Articles of Incorporation	44
Acquiror Bank	44
Acquiror Benefit Plan	44
Acquiror Board	44
Acquiror Bylaws	44
Acquiror Disclosure Schedules	51
Acquiror ERISA Affiliate	44
Acquiror Material Contract	44
Acquiror SEC Reports	44
Acquisition Transaction	45
Adjusted Net Worth	45
Adverse Recommendation	30
Affiliate	45
Agreement	1
Bank	45
Bank Merger	45
Borrowing Affiliate	26
Business Day	45
Closing	1
Closing Date	2
Code	45
Company	1
Company Benefit Plan	45
Company Board	46
Company Bylaws	46
Company Capitalization Date	7
Company Certificate of Incorporation	46
Company Common Stock	46
Company Disclosure Schedules	51
Company Employees	27
Company ERISA Affiliate	46
Company Financial Statements	8
Company Loans	10
Company Material Contract	17
Company Preferred Stock	7
Company Shareholder Approval	46
Company Shareholders’ Meeting	29
Company Stock Certificate	3
Company Termination Fee	40
Confidentiality Agreement	25
Contemplated Transactions	46
Contract	46
Control, Controlling or Controlled	46
Conversion Fund	4

v

Covered Employees	34
CRA	46
Delaware Certificate of Merger	2
DGCL	46
Dissenting Shares	5
DOL	47
Effective Time	2
Environment	47
Environmental Laws	47
Environmental Report	32
ERISA	47
Exchange Act	47
Exchange Agent	3
FDIC	47
Federal Reserve	47
GAAP	47
Hazardous Materials	47
Immediate Family Member	47
Intangible Assets	47
Investment Securities	21
IRS	47
Knowledge	47
Legal Requirement	47
Letter of Transmittal	4
Material Adverse Effect	48
Merger	1
Merger Consideration	48
Merger Consideration Per Share	48
Merger Sub	1
NASDAQ Rules	48
Nevada Articles of Merger	2
New Plans	35
NRS	48
Old Plans	35
Order	48
Ordinary Course of Business	48
OREO	48
Outstanding Company Shares	49
PBGC	49
Permitted Exceptions	10
Person	49
Phase I Report	31
Phase II Report	32
Previously Disclosed	51
Proceeding	49
Proxy Statement	49

QSub	11
Regulatory Authority	49
Remediation Cost	32
Representative	49
Requisite Regulatory Approvals	49
Schedules	51
SEC	49
Securities Act	49
Subsidiary	49
Superior Proposal	49
Surviving Entity	1
Tax	49
Tax Return	50
Termination Date	38
Transaction Costs	5
Transition Date	50
U.S.	50
Unsolicited Proposal	50

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of September 25, 2014, by and among First Busey Corporation, a Nevada corporation (“Acquiror”), FBC Acquisition LLC, a Nevada limited liability company and wholly-owned subsidiary of Acquiror (“Merger Sub”), and Herget Financial Corp., a Delaware corporation (the “Company”).

RECITALS

A.            The parties to this Agreement desire to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the applicable provisions of the NRS and the DGCL, with the Company as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).

B.            The respective boards of directors of the Company and Acquiror, and the sole member of Merger Sub, have approved the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the NRS and the DGCL, approved and declared the advisability of this Agreement and have determined that consummation of the Merger in accordance with the terms of this Agreement is in the best interests of their respective companies and shareholders (or member, in the case of Merger Sub).

C.            The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also agree to certain prescribed conditions to the Merger and other transactions.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1
THE MERGER

Section 1.1            The Merger.  Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the NRS and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company pursuant to the provisions of, and with the effects provided in, the NRS and the DGCL, the separate corporate existence of Merger Sub shall cease and the Company will be the Surviving Entity.

Section 1.2            Effective Time; Closing.

(a)           Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at

200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is within ten (10) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and the Company may agree in writing (the “Closing Date”).  Notwithstanding the preceding, if the Closing Date would fall on a date that is after December 15, 2014, the parties agree that the Closing Date will be no earlier than January 2, 2015.  Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)           The parties hereto agree to file on the Closing Date articles of merger with the Nevada Secretary of State (the “Nevada Articles of Merger”), and a certificate of merger with the Delaware Secretary of State (the “Delaware Certificate of Merger”), in each case executed in accordance with applicable Legal Requirements.  The Merger shall become effective as of the date and time to be agreed upon by the parties and specified in the Nevada Articles of Merger and the Delaware Certificate of Merger (the “Effective Time”).

Section 1.3            Effects of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Nevada Articles of Merger, the Delaware Certificate of Merger and the applicable provisions of the NRS and DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4            Organizational Documents of the Surviving Entity.  The articles of organization and operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 1.5            Manager of the Surviving Entity.  The manager of Merger Sub immediately prior to the Effective Time shall be the manager of the Surviving Entity.

Section 1.6            Bank Merger.  The parties will cooperate and use their reasonable best efforts to effect the Bank Merger at a time to be determined following the Merger.  At the effective time of the Bank Merger, the separate corporate existence of the Bank will terminate.  Acquiror Bank will be the surviving bank and will continue its corporate existence under applicable Legal Requirements.  The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type.

Section 1.7            Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Acquiror nor the Company by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

Section 1.8            Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that it deems such a change to be desirable; provided, that:  (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger or (ii) materially impede or delay consummation of the Merger.  If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

Section 2.1            Merger Consideration; Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holder of any of the following securities:

(a)           Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall thereafter represent one membership interest of the Surviving Entity.

(b)           Each Outstanding Company Share (other than an Outstanding Company Share to be cancelled and retired pursuant to Section 2.1(c) and Dissenting Shares) shall be converted into the right to receive the Merger Consideration Per Share and thereupon shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.  Each certificate previously evidencing any Outstanding Company Share (a “Company Stock Certificate”) (other than shares cancelled and retired pursuant to Section 2.1(c) and Dissenting Shares) shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 2.2, the Merger Consideration Per Share.  The holders of Company Stock Certificates shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.

(c)           Each share of Company Common Stock held as treasury stock or otherwise held by the Company or the Bank (other than in a fiduciary capacity), if any, immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no portion of the Merger Consideration shall be exchanged therefor.

Section 2.2            Exchange of Certificates.

(a)   The parties to this Agreement agree: (i) that Computershare Trust Company, N.A. shall serve, pursuant to the terms of an exchange agent agreement mutually acceptable to the parties, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time.

Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b)           At least five (5) days prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Stock Certificates for exchange in accordance with this Article 2, sufficient cash for payment of the Merger Consideration pursuant to Section 2.1.  Such amount of cash is referred to in this Article 2 as the “Conversion Fund.”

(c)           At least ten (10) days prior to the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record of one or more Company Stock Certificates a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of the Company Stock Certificates pursuant to this Agreement.

(d)           Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its portion of the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled.  No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Company Stock Certificate.

(e)           If a holder of Company Stock Certificates surrenders the Company Stock Certificates and a properly executed Letter of Transmittal to the Exchange Agent at least five (5) Business Days prior to the Closing Date, then, on the Closing Date, the Exchange Agent will deliver to such holder of Company Stock Certificates his or her or its portion of the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificates.  If a holder of Company Stock Certificates surrenders such Company Stock Certificates and a properly executed Letter of Transmittal to the Exchange Agent at any time after five (5) Business Days prior to the Closing Date, then the Exchange Agent will promptly, but in no event later than five (5) Business Days following receipt of such Company Stock Certificates and Letter of Transmittal, deliver to such holder of Company Stock Certificates his or her or its portion of the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificates.

(f)            After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Outstanding Company Shares.

(g)           Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest.  Any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for the payment of the Merger Consideration Per Share deliverable in respect of such shareholders’ shares of Company Common Stock.  Notwithstanding the foregoing, none of Acquiror, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)           In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, the Merger Consideration Per Share deliverable in respect thereof pursuant to this Agreement.

Section 2.3            Dissenting Shares.  Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1 and the holders of such Dissenting Shares shall be entitled only to such rights as may be granted to such holders pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in this Article 2.

Section 2.4            Purchase Price Adjustments.

(a)   If the Transaction Costs are equal to or less than $1.423 million, there will be no adjustment to the Merger Consideration.

(b)   If the Transaction Costs are greater than $1.423 million, the Merger Consideration shall be decreased by the amount the Transaction Costs exceed $1.423 million.

(c)   “Transaction Costs” means all gross pre-tax transaction costs of the Company or the Bank necessary to consummate, or incurred or accrued (or required to be accrued in accordance with GAAP) in connection with, the Contemplated Transactions, including, but not limited to: (i) the aggregate fees and expenses of attorneys, accountants, consultants, brokers, finders, financial advisors and other professional advisors incurred by the Company or the Bank in connection the Contemplated Transactions; (ii) any payments due under any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements, including without limitation the agreements listed on Schedule 1; (iii) the cost of any termination fees paid or required to be paid as a result of a termination of any Contract in connection with the closing of the transaction; and (iv) any Remediation Cost, each as set forth on Schedule 2.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed, the Company hereby represents and warrants to Acquiror as follows:

Section 3.1            Company Organization.  The Company:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  The Company has delivered or made available to Acquiror copies of the Company Certificate of Incorporation and Company Bylaws and all amendments thereto, each of which are true, complete and correct, and in full force and effect as of the date of this Agreement.  The Company has no Subsidiaries other than the Bank, Herget Service Co., an Illinois corporation, and Herget Mortgage Corp., an Illinois corporation.

Section 3.2            Company Subsidiary Organization.  The Bank is a national bank duly organized, validly existing and in good standing under the laws of the U.S.  Herget Service Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.  Herget Mortgage Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.  Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.  The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 3.3            Authorization; Enforceability.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the

Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.4            No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or shareholders of, the Company or any of its Subsidiaries; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Company Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries.  Except for the Requisite Regulatory Approvals and the Company Shareholder Approval, neither the Company nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.5            Company Capitalization.

(a)           The authorized capital stock of the Company currently consists exclusively of 200,000 shares of Company Common Stock, of which, as of June 30, 2014 (the “Company Capitalization Date”), 57,993 shares were issued and outstanding; and (ii) 40,000 shares of the Company’s preferred stock, $100.00 par value per share (“Company Preferred Stock”), of which no shares were designated and outstanding as of the Company Capitalization Date.  The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of the Company on any matter.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b)           No equity-based awards were outstanding as of the Company Capitalization Date.  Since the Company Capitalization Date through the date hereof, the Company has not:  (i) issued or repurchased any shares of Company Common Stock or Company Preferred Stock or other equity securities of the Company; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards.  From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Benefit Plan.

(c)   None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement.  Except as set forth in Section 3.5(c) of the Company Disclosure Schedules, as of the date of this Agreement there are:  (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries.  Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of the Company.  The Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.6            Company Subsidiary Capitalization.  All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid and nonassessable.  No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.7            Financial Statements and Reports; Regulatory Filings.

(a)           True and complete copies of the following financial statements (collectively, the “Company Financial Statements”) have been made available to Acquiror:  (i) the audited consolidated balance sheets of Company and its Subsidiaries as of December 31, 2011, 2012 and 2013, and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended; and (ii) the unaudited consolidated interim balance sheet of Company and its Subsidiaries as of June 30, 2014 and the related statement of income for the six-month period then ended.

(b)           The Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements.  The Company Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements.  The Company Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Company Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein.  As of the date hereof, BKD, LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)           The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2012, with all applicable federal or state securities or banking authorities.  Such forms, reports and documents:  (i) complied as to form with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 3.8              Books and Records.  The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements.  The minute books of the Company and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors.  At the Closing, all of those books and records will be in the possession of the Company and its Subsidiaries.

Section 3.9              Properties.  The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except:  (a) as noted in the most recent Company Financial Statements; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Company Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (d) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (e) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “Permitted Exceptions”).  The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor.  All buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 3.10         Loans; Loan Loss Reserve.

(a)           Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b)           All Company Loans originated or purchased by the Bank were made or purchased in all material respects in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank.  The Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans.

(c)           Except as set forth in Section 3.10(c) of the Company Disclosure Schedules, the Bank is not a party to any Company Loan:  (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; or (v) with respect to which the Bank is aware of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan.

(d)           The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined and calculated on the basis of the Bank’s quarterly review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.

(e)           To the Knowledge of the Company:  (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 3.11         Taxes.

(a)           The Company and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects.  The Company and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b)           There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any Taxes that they owe.  No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority.  Neither the Company nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets.  Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.  None of the Company or any of its Subsidiaries is a party to a tax sharing, tax allocation or similar agreement.

(c)           The Company and each of its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by the Company and its Subsidiaries with respect to the last three (3) fiscal years.

(d)           The Company has been a validly-electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since 1997 and will be an S corporation up to and including the date of Closing.  The Bank has been a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (a “QSub”) at all times during its existence and will be a QSub up to and including the date of Closing.

(e)   None of the Company or its Subsidiaries has, within the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the Company’s tax basis in the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets in the hands of the transferor, or (ii) acquired the stock of any corporation that is or was a QSub.

(f)            To the Knowledge of the Company, the Company and each of its Subsidiaries have not:  (i) engaged in or been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2); (ii) failed to properly report any “reportable transaction” within the meaning as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b); or engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations which a “significant purpose of such transaction was the avoidance or evasion of U.S. federal income tax” for purposes of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

Section 3.12         Employee Benefits.

(a)           Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan.  The Company has delivered to Acquiror true and complete copies of the following with respect to each Company Benefit Plan:  (i) copies of each Company Benefit Plan, and all related plan descriptions; (ii) the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) other material plan documents, including:

(i)            all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

(ii)           all notices and other communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable law within the six (6) years preceding the date of this Agreement; and

(iii)          all notices or other communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date of this Agreement.

(b)           Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.  No Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c)           None of the Company or any Company ERISA Affiliate maintains or participates, or has ever maintained or participated, in a multiemployer plan within the meaning of Section 3(37) of ERISA.  None of the Company or any Company ERISA Affiliate has any liability for a plan that is subject to the provisions of Title IV of ERISA or Section 412 of the

Code.  None of the Company or any Company ERISA Affiliate or, to their knowledge, any director or employee of the Company or any Company ERISA Affiliate, or any fiduciary of any Company Benefit Plan, has engaged in any transaction in violation of Section 406 or 407 of ERISA or, to the Company’s Knowledge, any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such Company Benefit Plan.  No Company Benefit Plan is underfunded when comparing the present value of accrued assets to the market value of plan assets.

(d)           Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

(e)           Each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f)            Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.

(g)           No Company Benefit Plan fiduciary or any other person for whose actions the Company is responsible has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act under any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights.

(h)           All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date shall have been made or reserves adequate for such purposes shall have been set aside therefore and reflected in the Company Financial Statements.

(i)            Except as set forth in Section 3.12(i) of the Company Disclosure Schedules, there are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j)            No condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee.

(k)   Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the employment contracts or benefit plans that have been delivered to Acquiror.

(l)    Each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or its ERISA Affiliates.

Section 3.13         Compliance with Legal Requirements.  The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses.  The Company and each of its Subsidiaries is, and at all times since January 1, 2012, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets.  Except as set forth in Section 3.13 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2012, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.14         Legal Proceedings; Orders.

(a)           Since January 1, 2012, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied or terminated.  No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.

(b)           Neither the Company nor any of its Subsidiaries:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business.  None of the foregoing has been threatened by any Regulatory Authority.

Section 3.15         Absence of Certain Changes and Events.  Except as set forth in Section 3.15 of the Company Disclosure Schedules, since December 31, 2013, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2013, there has not been any:

(a)           change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;

(b)           amendment to their articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or shareholders with respect to the same;

(c)           payment or increase of any bonus, salary or other compensation to any of their shareholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(d)           adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;

(e)           damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $50,000;

(f)            entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)           except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by the Bank of more than $50,000 in the aggregate;

(h)           Company Loan or commitment to make any Company Loan other than in the Ordinary Course of Business;

(i)            Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”;

(j)            incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(k)           sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except:  (i) for Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;

(l)            cancellation or waiver by them of any claims or rights with a value in excess of $50,000;

(m)          any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $50,000;

(n)           except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o)           transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)           material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of the Company or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities;

(q)           filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations, except with respect to the Bank’s loan production office located in Peoria, Illinois;

(r)            discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)            entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $50,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;

(t)            purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(u)           hiring of any employee with an annual salary in excess of $50,000;

(v)           agreement, whether oral or written, by it to do any of the foregoing; or

(w)          event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.16         Material Contracts.  Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”), true, complete and correct copies of each of which have been delivered or made available to Acquiror:

(a)           all interests in real property owned by them, including OREO, and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which it is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office;

(b)           all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c)           each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $25,000;

(d)           each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of it in excess of $25,000;

(e)           each Contract not referred to elsewhere in this Section 3.16 that:  (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;

(f)            each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $25,000);

(g)           each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(h)           each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i)            each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(j)            each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;

(k)           each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l)            each employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to any director or executive officer of the Bank;

(m)          the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(n)           each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Bank to be responsible for consequential damages;

(o)           each Contract for capital expenditures in excess of $25,000;

(p)           each warranty, guaranty or other similar undertaking with respect to contractual performance extended by Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(q)           each Company Benefit Plan; and

(r)            each amendment, supplement and modification in respect of any of the foregoing.

Section 3.17         No Defaults.  Each Company Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.  To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the

Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract.  Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2012, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement.  Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 3.18         Insurance.  Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true and correct copies of which have been made available to Acquiror.  The Company and its Subsidiaries are insured with licensed insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice.  The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.  Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past three (3) years that individually or in the aggregate exceed $25,000 and the current status of such claims.  All such claims have been filed in due and timely fashion.  None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past three (3) years.

Section 3.19         Compliance with Environmental Laws.  Except as set forth in Section 3.19 of the Company Disclosure Schedules, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law.  No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean up, removal or some other remedial action under any Environmental Law.  The Company and each

Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.

Section 3.20         Transactions with Affiliates.  Except as set forth in Section 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries.

Section 3.21         Brokerage Commissions.  Except for fees payable to Sheshunoff & Co. Investment Banking pursuant to an engagement letter as set forth on Section 3.21 of the Company Disclosure Schedules, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 3.22         Approval Delays.  To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.  The Bank’s most recent CRA rating was “satisfactory” or better.

Section 3.23         Labor Matters.

(a)           There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years.  There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in substantial compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b)           Except as set forth in Section 3.23(b) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 3.24         Intellectual Property.  Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service market, trade name or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 3.25         Investments.

(a)           Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of June 30, 2014, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Investment Securities”); and (ii) any such Investment Securities that are pledged as collateral to another Person.  The Company and each Subsidiary has good and marketable title to all Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Permitted Exceptions and except to the extent such Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank.  The Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.

(b)           Except as set forth in Section 3.25(b) and as may be imposed by applicable securities laws, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or a Subsidiary to dispose of such investment at any time.  With respect to all material repurchase agreements to which the Company or a Subsidiary is a party, the Company or the Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c)           None of the Company or its Subsidiaries has sold or otherwise disposed of any Investment Securities in a transaction in which the acquiror of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or a Subsidiary to repurchase or otherwise reacquire any such Investment Securities.

(d)           There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company or its Subsidiaries is bound.

Section 3.26         Accuracy of Information Furnished.  Neither any representation nor warranty of the Company in, nor any Company Disclosure Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  No notice given pursuant to Section 5.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as Previously Disclosed, Acquiror and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1            Organization.  Acquiror:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a financial holding company under the federal Gramm-Leach-Bliley Act; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  The copies of the Acquiror Articles of Incorporation and the Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Acquiror has no Subsidiaries other than as set forth in the Acquiror SEC Reports.

Section 4.2            Merger Sub Organization.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. Merger Sub has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in the State of Nevada.  The articles of organization and the operating agreement of Merger Sub and all amendments thereto, which have been made available to the Company, are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 4.3            Authorization; Enforceability.  Acquiror and Merger Sub have the requisite corporate power and authority to enter into and perform their respective obligations under this Agreement.  The execution, delivery and performance of this Agreement by Acquiror and Merger Sub, and the consummation by them of their respective obligations under this Agreement, have been authorized by all necessary corporate action, subject to the receipt of the Requisite Regulatory Approvals, and this Agreement constitutes a legal, valid and binding obligation of Acquiror and Merger Sub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 4.4            No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror, Merger Sub or any other of its Subsidiaries; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Acquiror Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Acquiror or any of its Subsidiaries.  Except for the Requisite Regulatory Approvals, none of Acquiror, Merger Sub or any other Subsidiary of Acquiror is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5            Regulatory Matters.  Neither Acquiror nor any of its Subsidiaries has received any notice or communication from any state or federal banking Regulatory Authority indicating that such agency or authority would, and Acquiror has no reason to believe any such agency or authority would, object to, or withhold any approval or consent necessary for, the consummation by Acquiror of the Contemplated Transactions.  There are no pending or, to the Acquiror’s Knowledge, threatened Proceedings against Acquiror or any of its Subsidiaries that would affect Acquiror’s ability to obtain the regulatory approvals required in order to consummate the Contemplated Transactions.

Section 4.6            Brokerage Commissions.  Neither Acquiror nor Merger Sub has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.7            Legal Proceedings; Orders.

(a)   No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Acquiror’s Knowledge, threatened against the Acquiror that questions or might question the validity of this Agreement or the Contemplated Transaction, or any actions taken or to be taken by the Acquiror pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.  No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.

(b)   Neither Acquiror nor any of its Subsidiaries:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business.  None of the foregoing has been threatened by any Regulatory Authority.

Section 4.8            Approval Delays.  To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.  Acquiror Bank’s most recent CRA rating was “satisfactory” or better.

Section 4.9            Consents and Approvals.  The Acquiror Board (at a meeting called and duly held) approved and adopted this Agreement.  Except as set forth in Section 4.9 of the Acquiror Disclosure Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of Acquiror or Merger Sub in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by Acquiror and Merger Sub of the transactions contemplated hereby or thereby.

ARTICLE 5
THE COMPANY’S COVENANTS

Section 5.1            Access and Investigation.

(a)           During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining of the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time.  Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries.  Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege).  No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement.  This Section 5.1(a) shall not require the disclosure of any information the disclosure of which to Acquiror, in the Company’s reasonable judgment, would be prohibited by any applicable Legal Requirement or would result in the breach of any agreement with any third party in effect on the date of this Agreement.  If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b)           Subject to the requirements of any Regulatory Authority, the Company shall allow, and cause each of its Subsidiaries to allow, a Representative of Acquiror to attend, as an observer only, all meetings of the board of directors and committees of the board of directors of the Company or its Subsidiaries, including any committee meetings.  The Company shall give, and cause each of its Subsidiaries to give, reasonable notice to Acquiror of any such meeting and, if known, the agenda for or business to be discussed at such meeting.  Subject to the terms of this Section 5.2(b), the Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all such meetings or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries.  It is understood by the parties that Acquiror’s Representative is not a director and will not have any voting rights with respect to matters discussed at these meetings and that Acquiror is not managing the business or affairs of the Company or any of its Subsidiaries.  Notwithstanding the foregoing, Acquiror shall not be permitted to attend any portion of a meeting and the Company shall not be required, with respect to itself or any of its Subsidiaries, to provide Acquiror with any materials, to the extent such attendance or providing such materials (i) would violate any applicable Legal Requirement, (ii) in any case where the Company has been advised by counsel that attendance by Acquiror or that Acquiror’s receipt of such materials could result in the loss or waiver of the attorney-client privilege or similar protection of the Company Board or the Company or any of its Subsidiaries or (iii) relate to this Agreement, the Merger, an Adverse Recommendation or any Unsolicited Proposal, Acquisition Transaction or Superior Proposal.

(c)           All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain letter agreement dated June 11, 2014, between Acquiror and the Company (the “Confidentiality Agreement”).

Section 5.2            Operation of the Company and Company Subsidiaries.

(a)           Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by any applicable Legal Requirement, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to:  (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company, Merger Sub or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b)                                 Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by any applicable Legal Requirement, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:

(i)                                     other than pursuant to the terms of a Contract to which the Company is party, each as outstanding on the date of this Agreement:  (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Common Stock; or (B) permit any additional shares of Company Common Stock to become subject to new grants;

(ii)                                  (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Common Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Common Stock;

(iii)                               amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into:  (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of the Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness;

(iv)                              enter into loan transactions not in accordance with, or consistent with, past practices of the Bank;

(v)                                 (A) enter into any new credit or new lending relationships that would require an exception to the Bank’s loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; or (B) other than incident to a reasonable loan restructuring, renewal or modification, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries; provided, however, that if the Bank desires to take an action described in this Section 5.2(b)(v), the Bank will provide Acquiror with written notice (such notice to contain sufficient detail and information to enable Acquiror to make an informed decision) of such desire, and Acquiror will have one (1) Business Day to consent or not consent to the action; provided further, that if Acquiror does not respond to the Bank within the one (1) Business Day period, Acquiror will be deemed to have consented to the action in question;

(vi)                              maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses,

net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);

(vii)                           fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;

(viii)                        sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;

(ix)                              buy or sell any security held, or intended to be held, for investment not in accordance with its current investment policy;

(x)                                 acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity;

(xi)                              amend the Company Certificate of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;

(xii)                           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xiii)                        except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof:  (A) increase in any manner the compensation or benefits of any of the current or former directors or employees of the Company or its Subsidiaries (collectively, “Company Employees”), other than increases to Company Employees in the Ordinary Course of Business; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), other than any extension (or initial contract with newly hired employees) that ends not later than the Effective Time; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Legal Requirement;

(xiv)                       incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xv)                          enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

(xvi)                       settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $50,000 and that would not:  (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(xvii)                    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xviii)                 make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return; or

(xix)                       agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2.

Section 5.3                                   Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Company shall, and shall cause each of its Subsidiaries to, refrain, without the prior written consent of Acquiror, from taking any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

Section 5.4                                   Advice of Changes.  Between the date of this Agreement and Closing, the Company shall promptly notify Acquiror in writing if the Company attains Knowledge of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Company as of the date of this Agreement, or if the Company attains Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the Company Disclosure Schedules if the Company Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Acquiror a supplement to the Company Disclosure Schedules specifying such change.  During the same period, the Company will promptly notify Acquiror of the occurrence of any breach of any covenant of the Company in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 8 impossible or unlikely.

Section 5.5                                   Other Offers.  During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will not, and will cause each of its Subsidiaries and their respective Representatives not to, solicit, initiate or knowingly encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, any Person (other than Acquiror) relating to any potential Acquisition Transaction.  Notwithstanding the foregoing, in the event that the Company Board (or applicable committee) determines in good faith and after consultation with outside legal counsel that (a) an Unsolicited Proposal constitutes or is reasonably likely to result in a Superior Proposal and (b) the failure to take any such action with respect to such Unsolicited Proposal is reasonably likely to result in a breach of its fiduciary duties under any applicable Legal Requirement, the Company and its Representatives may:  (i) furnish information with respect to the Company and its Subsidiaries to such Person making such Unsolicited Proposal pursuant to a customary confidentiality agreement; (ii) participate in discussions or negotiations regarding such Unsolicited Proposal; and (iii) terminate this Agreement in order to enter into an agreement with respect to such Unsolicited Proposal if, in the cause of clause (iii), the Company Board (or applicable committee) determines that such Unsolicited Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.5 unless and until (x) five (5) Business Days have elapsed following the delivery to Acquiror of a written notice of such determination by the Company Board (or applicable committee) and, during such five (5) Business-Day period, the Company engages in good faith negotiations with Acquiror (if Acquiror so desires) so that the Unsolicited Proposal ceases to constitute a Superior Proposal, and (y) at the end of such five (5) Business-Day period, the Company Board (or applicable committee) continues, in good faith and after consultation with outside legal counsel, to believe the Unsolicited Proposal at issue constitutes a Superior Proposal.  In addition to the foregoing obligations of the Company, the Company shall promptly advise Acquiror orally and subsequently in writing of any request for information with respect to any Unsolicited Proposal or the Company’s receipt of an Acquisition Proposal, the material terms and conditions of such request or Unsolicited Proposal and the identity of the Person making such request or Unsolicited Proposal.  The Company shall keep Acquiror reasonably informed of the status and material terms (including amendments or proposed amendments) of any such request or Unsolicited Proposal, including the status of any discussions or negotiations with respect to any Superior Proposal.

Section 5.6                                   Shareholders’ Meeting.  The Company shall, as promptly as reasonably practicable after the date of this Agreement, take all action necessary, including as required by and in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval, including the preparation and mailing of the Proxy Statement to the Company’s shareholders.  The Company and the Company Board will use their reasonable best efforts to obtain from its shareholders the votes required by the DGCL in favor of the adoption of this

Agreement. Except as otherwise provided in this Section 5.6, the Proxy Statement shall include the recommendation of the Company Board that the Company’s shareholders vote in favor of the adoption of this Agreement, and the Company Board will not withdraw, qualify or modify (or publicly propose or resolve to withdraw, qualify or modify), in a manner adverse to Acquiror, the Company Board’s recommendation to the Company’s shareholders that the Company’s shareholders vote in favor of the adoption of this Agreement (an “Adverse Recommendation”). However, if, at any time prior to the time the Company Shareholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith that the failure to effect an Adverse Recommendation would reasonably be expected to result in a violation of its fiduciary duties under Delaware law, then, in submitting this Agreement at the Company Shareholders’ Meeting, the Company Board may do one or more of the following:  (a) submit this Agreement without recommendation, in which case the Company Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; or (b) make an Adverse Recommendation or publicly propose or resolve to make an Adverse Recommendation, in which case the Company Board may include such Adverse Recommendation in the Proxy Statement or an appropriate amendment or supplement thereto.  Notwithstanding the foregoing, nothing in this Section 5.6 shall limit the Company’s right to terminate this Agreement in accordance with Section 5.5 with respect to a Superior Proposal.

Section 5.7                                   Information Provided to Acquiror.  The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will at the respective times such documents are filed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in any document submitted to, or other communication with, any Regulatory Authority.

Section 5.8                                   Operating Functions.  Subject to any limitations imposed by any Regulatory Authority, the Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Acquiror Bank (including the former operations of the Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date or such later date as Acquiror may decide. The Company shall take any action Acquiror may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Bank with Acquiror Bank. Without limiting the foregoing, the Company shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of the Company and Acquiror shall meet from time to time as the Company or Acquiror may reasonably request, to review the financial and operational affairs of the Company and the Bank, and the Company shall give due consideration to Acquiror’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement:  (a) neither Acquiror nor Acquiror Bank shall under any circumstance be permitted to exercise control of the Company, the Bank or any of the Company’s other Subsidiaries prior to the Effective Time; (b) neither the Company nor any of its

Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither the Company nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 5.9                                   Voting and Support Agreement.  Concurrently with the execution and delivery of this Agreement, the Company shall cause to be executed and delivered to Acquiror a voting and support agreement, in the form attached hereto as Exhibit A, approving this Agreement and the consummation of the Contemplated Transactions, executed by each member of the Company Board.

Section 5.10                            Company Benefit Plans.  At the request of Acquiror made not later than 30 calendar days before the Closing, the Company will take all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan; provided that the winding up of such Company Benefit Plan may occur after the Effective Time.  Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan, including without limitation any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements, including without limitation the agreements listed on Schedule 1.

Section 5.11                            Title to Real Estate.  As soon as practical after the date hereof, but in any event no later than thirty (30) days after the date hereof, the Company shall obtain and deliver to Acquiror, with respect to all interests in real property owned by the Company and its Subsidiaries, an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by a title insurance company that is reasonably acceptable to Acquiror, showing fee simple title in the Company or its Subsidiary in such real property with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Permitted Exceptions.  The cost of obtaining any preliminary report of title discussed in this Section 5.11 shall be borne by the Company.

Section 5.12                            Surveys.  Acquiror may, in its discretion, within forty-five (45) days after the date hereof, require the Company to provide, at Acquiror’s expense and as soon as practicable prior to the Closing, a current American Land Title Association survey of any or all parcels of real property owned by the Company and its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 5.13                            Environmental Investigation.

(a)                                 Acquiror may, in its discretion, within forty-five (45) days after the date of this Agreement, require the Company to order, at Acquiror’s expense, a Phase I environmental site assessment to be delivered only to Acquiror for each parcel of real property in which the Company or any of its Subsidiaries holds an interest (each a “Phase I Report”), conducted by an independent professional consultant reasonably acceptable to Acquiror to determine if any real property in which the Company or any of its Subsidiaries holds any interest contains or gives evidence of any adverse environmental condition or any violations of Environmental Laws on any such property.  If a Phase I Report discloses any violations or adverse environmental conditions, or reports a reasonable suspicion thereof, then Acquiror may promptly obtain, at the Acquiror’s expense, a Phase II environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those violations or conditions in accordance with applicable Legal Requirements (each a “Phase II Report,” and collectively referred to with the associated Phase I Report, an “Environmental Report”).  Acquiror shall have no duty to act upon any information produced by an Environmental Report for the benefit of the Company or any of its Subsidiaries or any other Person, but shall provide such information to the Company upon the Company’s request.

(b)                                 Upon receipt of the estimate of the costs of all follow-up work to an Environmental Report, Acquiror and the Company shall attempt to agree upon a course of action for remediation of any adverse environmental condition or violation suspected, found to exist, or that would tend to be indicated by an Environmental Report.  The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.”  If the aggregate Remediation Cost for the total parcels of property in which the Company or its Subsidiaries holds an interest exceeds $500,000, Acquiror or the Company may, at its sole option, terminate this Agreement.  In any event, the Remediation Cost shall be accrued by the Company as a Transaction Cost pursuant to Section 2.4.

Section 5.14                            Additional Accruals and Reserves.  At Acquiror’s request, the Company will cause the Bank to establish such additional accruals and reserves as may be necessary to conform the Bank’s accounting and credit loss reserve practices and methods to those of Acquiror and Acquiror’s plans with respect to the conduct of the Bank’s business after the Merger; provided that no such additional accruals or reserves will impact the calculation of minimum Adjusted Net Worth as contemplated under Section 8.11; and provided further, that Acquiror acknowledges that establishing such accruals and reserves and provision for such costs and expenses will not (a) be deemed to cause the Company Financial Statements to have been prepared other than in accordance with GAAP, (b) constitute or result in a Material Adverse Effect with respect to the Company, or (c) constitute a breach of any provision of this Agreement by the Company.

ARTICLE 6
ACQUIROR’S COVENANTS

Section 6.1                                   Advice of Changes.  Between the date of this Agreement and Closing, Acquiror shall promptly notify the Company in writing if Acquiror attains Knowledge of any fact or condition that causes or constitutes a breach of any of the representations and warranties of Acquiror as of the date of this Agreement, or if Acquiror attains Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Acquiror will promptly notify the Company of the occurrence of any breach of any covenant of Acquiror in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 6.2                                   Indemnification.

(a)         Acquiror will, for a period of two (2) years after the Effective Time, indemnify and hold harmless each person entitled to indemnification from the Company or the Bank against all liabilities arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by law but only to the same extent and subject to the conditions set forth in the respective Certificate of Incorporation (or similar organizational document) and Bylaws of the Company and the Bank and any indemnification agreements entered into by the Company or the Bank before the date of this Agreement.

(b)         After the Effective Time, directors, officers and employees of the Company or the Bank who become directors, officers or employees of Acquiror or its Subsidiaries, except for the indemnification rights provided for in Section 6.2(a), will have indemnification rights having prospective application only.  The prospective indemnification rights will consist of such rights to which directors, officers and employees of Acquiror and its Subsidiaries would be entitled under the charter and bylaw (in each case, or similar organizational document) of Acquiror or the particular Subsidiary of Acquiror for which they are serving as an officer, director or employee and under such directors’ and officers’ liability insurance policy as Acquiror may then make available to officers, directors and employees of Acquiror and its Subsidiaries.  At the Effective Time, any executive officer or director of the Company or the Bank who becomes an officer or director of Acquiror (including any Subsidiary of Acquiror) will be included in Acquiror’s directors’ and officers’ liability insurance policy.

ARTICLE 7
COVENANTS OF ALL PARTIES; ADDITIONAL AGREEMENTS

Section 7.1                                   Regulatory Approvals.  Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare and make all appropriate filings for and effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals.  Each of Acquiror, Merger Sub and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.  Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions.  Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions (but excluding any information contained therein regarding Acquiror and its business or operations for which confidential treatment has been or will be requested).

Section 7.2                                   Publicity.  Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that Acquiror and the Company may, without the prior consent of the other, issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules.

Section 7.3                                   Reasonable Best Efforts; Cooperation.  Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable.  Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement.  Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions.  Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

Section 7.4                                   Employees and Employee Benefits.

(a)                                 All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing for the purposes of the Acquiror Benefit Plans and shall receive credit for unused vacation time and their years of service with the Company in calculating their vacation time under Acquiror’s applicable paid time off policies.  As soon as administratively practicable following the Closing, Acquiror shall, or shall cause the Surviving Entity to, maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that:  (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; (ii) until such time as Acquiror shall cause the Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in the corresponding Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan); and (iii) if any Covered Employee is terminated by Acquiror without cause on or before the first anniversary of the Closing and is not entitled to contractual severance or change in control benefits, such Covered Employee shall be provided with severance benefits as described in Section 7.4 of the Acquiror Disclosure Schedules.

(b)                                 For all purposes (other than purposes of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c)                                  In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall, or shall cause the Surviving Entity to, use commercially reasonable efforts to provide that:  (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Section 7.5                                   Transaction Costs and Adjusted Net Worth.  The parties acknowledge and agree that Schedule 2 attached hereto sets forth their agreement with respect to the Company’s good faith estimate of Transaction Costs (segregated by payee, to the extent reasonably known or anticipated).  No fewer than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a revised good faith estimate of the Transaction Costs and the Adjusted Net Worth, which shall be subject to the approval of Acquiror, which approval shall not be unreasonably withheld.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

The obligations of Acquiror and Merger Sub to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror and Merger Sub, in whole or in part):

Section 8.1                                   Accuracy of Representations and Warranties.  All of the representations and warranties of the Company set forth in this Agreement (except to the extent such representations and warranties expressly relate to an earlier date) shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date.

Section 8.2                                   Performance by the Company.  The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3                                   Shareholder Approvals.  The Company Shareholder Approval shall have been obtained.  The total number of the Dissenting Shares shall be no greater than ten percent (10%) of the number of shares of Company Common Stock outstanding as of the Closing Date.

Section 8.4                                   No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against the Company or any of its Subsidiaries any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

Section 8.5                                   Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected to materially restrict or burden Acquiror:  (a) in connection with the Contemplated Transactions; or (b) with respect to the business or operations of Acquiror or any of its Subsidiaries.

Section 8.6                                   Officers’ Certificate.  Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.

Section 8.7                                   Opinion of Counsel.  Acquiror shall have received the opinion of Hunton & Williams LLP, counsel for the Company, dated as of the Closing Date, and in form substantially similar to Exhibit B and reasonably satisfactory to Acquiror and its counsel.

Section 8.8                                   No Material Adverse Effect.  From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 8.9                                   Consents.  The Company shall have obtained or caused to be obtained (a) all written consents, if any, required under the Company Material Contracts, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

Section 8.10                            Other Documents.  Acquiror shall have received at the Closing such other customary documents, certificates, or instruments as reasonably requested by Acquiror and its counsel evidencing compliance by the Company with the terms and conditions of this Agreement, including good standing certificates, certificates of Regulatory Authorities and secretary certificates.

Section 8.11                            Minimum Adjusted Net Worth.  As of the Closing Date, the Company shall have an Adjusted Net Worth of no less than $28,000,000.

ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

Section 9.1                                   Accuracy of Representations and Warranties.  All of the representations and warranties of Acquiror and Merger Sub set forth in this Agreement (except to the extent such representations and warranties expressly relate to an earlier date) shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date, except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Acquiror or on the Company’s rights under this Agreement.

Section 9.2                                   Performance of Acquiror and Merger Sub.  Acquiror and Merger Sub shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date.

Section 9.3                                   Shareholder Approvals.  The Company Shareholder Approval shall have been obtained.

Section 9.4                                   No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against Acquiror or any of its Subsidiaries any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on Acquiror.

Section 9.5                                   Officers’ Certificate.  The Company shall have received a certificate signed on behalf of Acquiror and Merger Sub by an executive officer of Acquiror certifying as to the matters set forth in Sections 9.1 and 9.2.

Section 9.6                                   Other Documents.  The Company shall have received at the Closing such other customary documents, certificates, or instruments as reasonably requested by the Company and its counsel evidencing compliance by Acquiror with the terms and conditions of this

Agreement, including good standing certificates, certificates of Regulatory Authorities and secretary certificates.

Section 9.7                                   Fairness Opinion.  The Company Board shall have received prior to Closing an opinion from Sheshunoff & Co. Investment Banking that the Merger Consideration to be paid to the shareholders is fair to the shareholders from a financial point of view.

ARTICLE 10
TERMINATION

Section 10.1                            Termination of Agreement.  This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a)                                 by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;

(b)                                 by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.5 or Section 5.6, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 8; provided, that such breach or failure is not a result of the failure by Acquiror or Merger Sub to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by them prior to or on the date required hereunder;

(c)                                  by the Company if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9, provided, that such breach or failure is not a result of the failure by the Company to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(d)                                 by Acquiror or the Company if:  (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; or (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority and a petition for rehearing shall not have been granted or an amended application shall not have been accepted for filing by the applicable Regulatory Authority within the sixty (60) day period following such withdrawal;

(e)                                  by Acquiror or the Company if the Effective Time shall not have occurred at or before February 28, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(f)                                   by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

(g)                                  by Acquiror if the Company materially breaches any of its obligations under Section 5.5 or Section 5.6;

(h)                                 by the Company pursuant to Section 5.5; or

(i)                                     by the Company or Acquiror pursuant to Section 5.13(b).

Section 10.2                            Effect of Termination or Abandonment.  In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and, subject to Section 10.3, there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive the termination hereof.

Section 10.3                            Fees and Expenses.

(a)                                 Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)                                 Subject to Section 10.3(e), if this Agreement is terminated by Acquiror pursuant to Section 10.1(b), then the Company shall pay to Acquiror, within ten (10) Business Days after such termination, the amount of $1.0 million by wire transfer of immediately available funds to such account as Acquiror shall designate.  Notwithstanding the foregoing, if this Agreement is terminated by Acquiror as a result of the Company’s willful breach of this Agreement, then in addition to recovery of the fee set forth in this Section 10.3(b), Acquiror shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

(c)                                  If this Agreement is terminated by the Company pursuant to Section 10.1(c), then Acquiror shall pay to the Company, within ten (10) Business Days after such termination, the amount of $1.0 million by wire transfer of immediately available funds to such account as the Company shall designate.  Notwithstanding the foregoing, if this Agreement is terminated by the Company as a result of Acquiror’s willful breach of this Agreement, then in addition to recovery of the fee set forth in this Section 10.3(c), the Company shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

(d)                                 If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within ten (10) Business Days after such termination, the amount of $1,500,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.  In no event shall the Company pay the Company Termination Fee on more than one occasion.

(e)                                  If:  (i) this Agreement is terminated by Acquiror pursuant to Section 10.1(b); and (ii) within nine (9) months after such termination the Company shall enter into a definitive written agreement with respect to an Acquisition Transaction, the Company shall pay to Acquiror, within ten (10) Business Days after the consummation of such Acquisition Transaction, the Company Termination Fee (less the amount payable by the Company to Acquiror pursuant to Section 10.3(b)) by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Transaction has the meaning ascribed thereto in Section 12.1(i), except that references in that Section to “20%” shall be replaced by “50%.”

(f)           All payments made pursuant to this Section 10.3 shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and stockholders for all losses and damages suffered as a result of the failure of the Merger and other transactions contemplated herein to be consummated or for a breach or failure to perform any term herein or otherwise, and upon any payment made pursuant to this Section 10.3, no party shall have any further liability or obligation to the other party relating to or arising out of this Agreement, the Merger or the other transactions contemplated herein.

(g)          Notwithstanding anything to the contrary, no Termination Fee shall be paid by the Company if Acquiror terminates this Agreement solely due to the failure of the Company to satisfy the minimum Adjusted Net Worth closing condition set forth in Section 8.11; provided, however, if Acquiror is also entitled to terminate this Agreement pursuant to Section 10.1(b), then Acquiror would be entitled to the Termination Fee.

ARTICLE 11
MISCELLANEOUS

Section 11.1                            Survival.  Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2                            Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws (except to the extent the mandatory provisions of Delaware and Nevada law apply to the Merger).

Section 11.3                            Assignments, Successors and No Third Party Rights.  Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.4                            Modification.  This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Shareholder Approval is obtained; provided, however, that after the Company Shareholder Approval is obtained, there may not be, without further approval of the Company’s shareholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements or decreases the amount of Merger Consideration other than as contemplated in this Agreement.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.5                            Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements:  (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  To the maximum extent permitted by applicable Legal Requirements:  (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6                            Notices.  All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication and electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by facsimile (with confirmation) or electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to:

First Busey Corporation
100 W. University Avenue
P.O. Box 1728
Champaign, Illinois 61824-1728
Telephone:           (217) 365-4544
Facsimile:                 (217) 351-6551
Attention:                 Robin N. Elliott (robin.elliott@busey.com)

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Telephone:           (312) 984-3100
Facsimile:                 (312) 984-3150
Attention:                 Robert M. Fleetwood (robert.fleetwood@bfkn.com)

If to the Company, to:

Herget Financial Corp.
33 South 4th Street
Pekin, Illinois 61554
Telephone:           (309) 347-0230
Facsimile:                 (309) 347-0154
Attention:                 Charles R. Schermerhorn

with copies to:

Hunton & Williams LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Telephone:           (214) 468-3324
Facsimile:                 (214) 740-7120
Attention:                 Robert N. Flowers (rflowers@hunton.com)

or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing.  Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by facsimile, on the next Business Day.

Section 11.7                            Entire Agreement.  This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.8                            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 11.9                            Further Assurances.  The parties agree:  (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.10                     Counterparts.  This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

ARTICLE 12
DEFINITIONS

Section 12.1                            Definitions.  In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a)                                 “Acquiror Articles of Incorporation” means the Amended and Restated Articles of Incorporation of First Busey Corporation, as amended.

(b)                                 “Acquiror Bank” means Busey Bank, an Illinois chartered bank headquartered in Champaign, Illinois, and a wholly-owned subsidiary of Acquiror.

(c)                                  “Acquiror Benefit Plan” means any:  (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by Acquiror or any of its Subsidiaries or any Acquiror ERISA Affiliate or under which any employee, former employee, director, agent or independent contractor of Acquiror or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights, and for which Acquiror or any of its Subsidiaries has or may have liability, including by reason of having an Acquiror ERISA Affiliate.

(d)                                 “Acquiror Board” means the board of directors of Acquiror.

(e)                                  “Acquiror Bylaws” means the First Busey Corporation Amended and Restated By-Laws, as amended.

(f)                                   “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.

(g)                                  “Acquiror Material Contract” means any Contract or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K.

(h)                                 “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since January 1, 2011.

(i)                                     “Acquisition Transaction” means, with respect to the Company, any of the following:  (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either the Company or the Bank; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either the Company or the Bank; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that, upon the consummation of such purchase or acquisition, would cause such person or group to become the beneficial owner of securities representing 20% or more of the voting power of the Company or the Bank; or (iv) a tender or exchange offer to acquire securities representing 20% or more of the voting power of the Company.

(j)                                    “Adjusted Net Worth” means the total consolidated common tangible shareholders’ equity of the Company as of the Closing Date, calculated in accordance with GAAP and reflecting the recognition of or accrual for all Transaction Costs.  For the avoidance of doubt, Adjusted Net Worth as of June 30, 2014 was $28.703 million (total consolidated assets of $273.875 million (prior to Transaction Costs), less total consolidated liabilities of $242.826 million, less Intangible Assets of $0.923 million, less Transaction Costs of $1.423 million).

(k)                                 “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(l)                                     “Bank” means Herget Bank, National Association, a national bank headquartered in Pekin, Illinois, and a wholly-owned subsidiary of the Company.

(m)                             “Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.

(n)                                 “Business Day” means any day except Saturday, Sunday and any day on which banks in Champaign, Illinois, or Pekin, Illinois, are authorized or required by law or other government action to close.

(o)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(p)                                 “Company Benefit Plan” means any:  (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which (A)

contributions have at any time been made by the Company or any of its Subsidiaries or any Company ERISA Affiliate or under which any employee, former employee, director, agent or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has payment or other benefit rights, and (B) for which the Company or any of its Subsidiaries has or may have liability, including by reason of having a Company ERISA Affiliate.

(q)                                 “Company Board” means the board of directors of the Company.

(r)                                    “Company Bylaws” means the Bylaws of Herget Financial Corp, as amended.

(s)                                   “Company Certificate of Incorporation” means the Certificate of Incorporation of Herget Financial Corp., as amended.

(t)                                    “Company Common Stock” means the common stock, $1.00 par value per share, of the Company.

(u)                                 “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

(v)                                 “Company Shareholder Approval” means the adoption of this Agreement by the shareholders of the Company, in accordance with the DGCL and the Company Certificate of Incorporation.

(w)                               “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:  (i) the Merger; (ii) the Bank Merger, and (iii) the performance by Acquiror, Merger Sub and the Company of their respective covenants and obligations under this Agreement.

(x)                                 “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding:  (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(y)                                 “Control”, “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(z)                                  “CRA” means the Community Reinvestment Act, as amended.

(aa)                          “DGCL” means the General Corporation Law of the State of Delaware, as amended.

(bb)                          “DOL” means the U.S. Department of Labor.

(cc)                            “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

(dd)                          “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(ee)                            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ff)                              “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(gg)                            “FDIC” means the Federal Deposit Insurance Corporation.

(hh)                          “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(ii)                                  “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

(jj)                                “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(kk)                          “Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.

(ll)                                  “Intangible Assets” means any asset that is considered an intangible asset under GAAP, including, without limitation, any goodwill and any other identifiable intangible assets recorded in accordance with GAAP, but excluding any mortgage servicing assets recorded as an intangible asset.

(mm)                  “IRS” means the U.S. Internal Revenue Service.

(nn)                          “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Acquiror or the Company, as the context requires.

(oo)                          “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(pp)                          “Material Adverse Effect” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence:  (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from:  (A) changes in Legal Requirements generally affecting banks, bank holding companies or financial holding companies, and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; and (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions; except with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(qq)                          “Merger Consideration” means $34,100,000, as adjusted pursuant to Section 2.4.

(rr)                                “Merger Consideration Per Share” means: (i) the Merger Consideration, divided by (ii) the Outstanding Company Shares.

(ss)                              “NASDAQ Rules” means the listing rules of the NASDAQ Global Select Market.

(tt)                                “NRS” means the provisions of the Nevada Revised Statutes governing business corporations, limited liability companies and mergers of business entities (NRS Sections 78.010 et seq., 86.011 et seq., and 92A.005 et seq., respectively).

(uu)                          “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(vv)                          “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(ww)                      “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(xx)                          “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(yy)                          “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

(zz)                            “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(aaa)                   “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(bbb)                   “Proxy Statement” shall mean a proxy statement prepared by the Company for use in connection with the Company Shareholders’ Meeting.

(ccc)                      “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements:  (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(ddd)                   “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(eee)                      “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.

(fff)                         “SEC” means the Securities and Exchange Commission.

(ggg)                      “Securities Act” means the Securities Act of 1933, as amended.

(hhh)                   “Subsidiary,” with respect to any Person has the meaning assigned to the term “Significant Subsidiary” in Rule 1-02 or Regulation S-X promulgated under the Exchange Act.

(iii)                               “Superior Proposal” means an Unsolicited Proposal that is determined in good faith by the Company Board (or an applicable committee), after consultation with the Company’s financial advisor, to be on terms that are more favorable from a financial point of view to the shareholders of the Company than the Merger and has a reasonable prospect of being consummated in accordance with its terms.

(jjj)                            “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(kkk)                   “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(lll)                               “Transition Date” means, with respect to any Covered Employee, the date Acquiror or the Surviving Entity commences providing benefits to such employee with respect to each New Plan and that immediately follows the termination of the corresponding Old Plan; provided that in the case of any Company Benefit Plan that Acquiror requires to be terminated on or before the Effective Time under Section 5.10, the Transition Date shall be not later than the Effective Time.

(mmm)       “Unsolicited Proposal” means an Acquisition Transaction that was not, after the date of this Agreement, solicited, initiated or knowingly encouraged or facilitated by the Company, any of its Subsidiaries or any of their respective Representatives or Affiliates.

(nnn)                   “U.S.” means the United States of America.

Section 12.2                            Principles of Construction.

(a)         In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:  (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)         The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules”, respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.  For purposes of this Agreement, “Previously Disclosed” means information set forth by the Company or Acquiror in the applicable paragraph of its Schedules, or any other paragraph of its Schedules (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Schedule is also applicable to the section of this Agreement in question).

(c)          All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d)         With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ACQUIROR:		COMPANY:

FIRST BUSEY CORPORATION		HERGET FINANCIAL CORP.

By:	/s/ Van A. Dukeman	By:	/s/ Charles R. Schermerhorn

Name:	Van A. Dukeman	Name:	Charles R. Schermerhorn

Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

MERGER SUB:

FBC ACQUISITION LLC

By:	First Busey Corporation, its sole member and manager

By:	/s/ Robin N. Elliott

Name:	Robin N. Elliott

Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]